================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                AVT CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                           [LOGO OF AVT CORPORATION]

                               ----------------

                                   NOTICE OF
                        ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY 11, 1999

                               ----------------

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of AVT Corporation, a Washington corporation (the "Company"), will be held at the Hyatt Regency Bellevue, 900 Bellevue Way NE, Bellevue, Washington, at 11:00 a.m., local time, on Tuesday, May 11, 1999 (the "Annual Meeting") for the following purposes:

  (1) To elect two directors of the Company.

  (2) To transact such other business as may come before the Annual Meeting or any adjournment or postponement thereof.

  The Board of Directors has fixed the close of business on March 12, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

  All shareholders are cordially invited to attend the Annual Meeting in person.

  To ensure representation at the Annual Meeting, shareholders are urged to mark, sign, date and return the enclosed Proxy as promptly as possible, even if they plan to attend the Annual Meeting. A return envelope, which requires no postage if mailed in the United States, is enclosed for this purpose. Any shareholder attending the Annual Meeting may vote in person even if such shareholder has returned a Proxy if the Proxy is revoked in the manner described in the accompanying Proxy Statement.

                                          By order of the Board of Directors

                                          /s/ Roger A. Fukai

                                          Roger A. Fukai
                                          Executive Vice President of Finance
                                          and Administration, Chief Financial
                                          Officer and Secretary

Kirkland, Washington
April 12, 1999

                                AVT CORPORATION

                               ----------------

                                PROXY STATEMENT

                               ----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of AVT Corporation ("AVT" or the "Company") of proxies for use at the Annual Meeting of Shareholders to be held at the Hyatt Regency Bellevue, 900 Bellevue Way NE, Bellevue, Washington, at 11:00 a.m., local time, on Tuesday, May 11, 1999 or at any adjournment or postponement thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The principal executive offices of the Company are located at 11410 N.E. 122nd Way, Kirkland, Washington 98034. It is expected that this Proxy Statement and accompanying Proxy will be mailed to shareholders on or about April 12, 1999.

Record Date and Outstanding Shares

  Only holders of record of the Company's common stock (the "Common Stock") at the close of business on March 12, 1999 are entitled to notice of and to vote at the Annual Meeting. On that date there were 13,093,174 shares of Common Stock outstanding.

Revocability of Proxies

  Shares represented at the Annual Meeting by properly executed proxies in the accompanying form will be voted at the Annual Meeting and, where the shareholder giving the Proxy specifies a choice, the Proxy will be voted in accordance with the shareholder's directions. A Proxy given for use at the Annual Meeting may be revoked by the shareholder giving the Proxy at any time prior to the vote at the Annual Meeting. A Proxy may be revoked either by (i) filing with the Secretary of the Company prior to the Annual Meeting, at the Company's principal executive offices, either a written revocation or a duly executed Proxy bearing a later date or (ii) attending the Annual Meeting and voting in person. Presence at the Annual Meeting will not revoke the shareholder's Proxy unless the shareholder votes in person.

Quorum and Voting

  Holders of Common Stock will be entitled to one vote per share of Common Stock held. Holders of Common Stock are not entitled to cumulative their votes in the election of directors. A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by Proxy constitutes a quorum for the Annual Meeting.

  The nominees for election as director who receive the greatest number of votes, present in person or represented by Proxy at the Annual Meeting, will be elected directors. Abstention from voting on the election of the directors will have no impact on the outcome of this proposal since no vote has been cast in favor of any nominee. There can be no broker nonvotes on this matter since brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares with respect to the election of directors.

Solicitation of Proxies

  The Company has retained W.F. Doring & Company to aid in the solicitation of proxies. It is estimated that the cost of these services will be approximately $2,700 plus expenses. The cost of soliciting proxies will be borne by the Company. Proxies will be solicited by personal interview, mail and telephone. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares of Common Stock for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone.

                             ELECTION OF DIRECTORS

  At the Annual Meeting, two directors will be elected to hold office for a term of three years until the Company's annual meeting of shareholders in 2002, and until their successors are elected and qualified. The Board of Directors has no reason to believe that the nominees named below will be unable to serve as directors. If, however, a nominee becomes unavailable, the proxies will have discretionary authority to vote for any substitute nominee selected by the Board of Directors.

  Unless authority to do so is withheld, the persons named as proxies in the accompanying form of Proxy will vote FOR the election of the nominees listed below.

Nominees

  Richard J. LaPorte (age 53) joined AVT in 1990 as President, Chief Executive Officer and a director. He became Chairman of the Company's Board in 1994. He has over 32 years of experience managing high-technology data processing, computer software and communications companies. Mr. LaPorte was President and Chief Executive Officer of Accountants Microsystems Inc. from 1985 to 1990 and served as President and Chief Executive Officer of Gill Management Services, Inc., from 1981 to 1985. Prior to that he held various senior management positions at Xerox Computer Services, a division of Xerox Corporation, where he served for eleven years.

  Robert L. Lovely (age 62) has served as a director of the Company since 1983. He is President of The Lovely Corporation, d/b/a Admiral of the Fleet Cruise Center, a travel agency system specializing in cruise vacations and management consulting (since 1984). Mr. Lovely is also Executive Vice President of Travel Automation Systems Corporation, a producer of application software for the travel industry (since 1994). Mr. Lovely is a director of Westar Financial Services (WEST). Prior to 1984, he was President, Chief Executive Officer and a director of Satellite Information Systems Co., a publicly owned software development company; founder, general manager and director of Illuminet, Inc., a nationwide company servicing independent telephone companies; and founder, manager, Chief Executive Officer and director of Allied Data, a data processing services company. Mr. Lovely holds a B.A. degree in mathematics from Washington State University and a M.B.A. degree from Pacific Lutheran University.

  The Board of Directors recommends a vote FOR the election of the nominees.

Continuing Director--term expires 2000

  James S. Campbell (age 72) has served as a director of the Company since 1991. He has been President of Management Partners International, a management consulting firm since 1987. Prior to 1987, Mr. Campbell served as Chairman, President and Chief Executive Officer of Fortune Systems Corporation (now Connectivity Technology, Inc.), President of Shugart Corp., Founder and President of Xerox Computer Services and a Corporate Vice President of Xerox. Mr. Campbell also serves as a director of Rational Software Corp. He holds a B.A. degree in business administration from the University of Wisconsin and attended the Graduate School of Business at Wisconsin.

Continuing Directors--term expires 2001

  Robert F. Gilb (age 53) has been a director of the Company since 1998. He has been the President of Robert F. Gilb Strategic & Business Consulting, L.L.C. since May 1997. From 1992 to 1997 Mr. Gilb held several positions at Microsoft Corporation, including: General Manager, Financial Analysis; General Manager, Finance; and General Manager, Worldwide Business Operations. From 1979 to 1992 Mr. Gilb was a partner with Arthur Andersen in Seattle, Washington. In his capacity as a partner at Arthur Andersen & Co., Mr. Gilb assisted clients in the computer software, biotech, retail, and distribution industries; provided services in international mergers and acquisitions, and business process reengineering, among other financial and consulting services. Mr. Gilb has served on the board of Hatch & Kirk, Inc., since 1997; is an Associate Trustee to the Pacific Science Center in Seattle; and is a member of the Seattle University Accounting Board of Advisors. Mr. Gilb has a Bachelor of Science Degree, Accounting, from California State University, Long Beach.

  William L. True (age 44) has served as a director of the Company since 1985, and served as Chairman of the Company's Board from 1990 to 1994. Mr. True has also been Chairman of the Board of Gull Industries, Inc. ("Gull"), a privately held full-line petroleum distributor in the Pacific Northwest, since 1990. Prior to that, Mr. True served as Executive Vice President and a Director of Gull from 1989 to 1990. Presently, Mr. True also serves on the boards of the Seattle Art Museum and the Pike Place Market Foundation, where he is President. Mr. True holds a B.A. degree from Duke University.

Compensation of Directors

  Currently, the Company pays non employee directors other than Mr. True and Mr. Lovely an attendance fee of $1,000 for attending board meetings in person, and $500 for each telephonic meeting of the Board of Directors, in addition to reimbursing them for reasonable expenses incurred in connection with attending such meetings. In addition, beginning on January 1, 1999, each of Mr. Gilb, Mr. Lovely and Mr. Campbell became entitled to receive an annual retainer of $10,000, payable in quarterly installments. All nonemployee directors receive certain automatic stock option grants pursuant to the Company's Nonemployee Directors Program under the 1989 Restated Stock Option Plan (the "Plan"). The Directors Program provides for the automatic grant of an option to purchase 10,000 shares of Common Stock to each eligible director upon his or her initial election or appointment to the Board of Directors. In addition, each eligible director automatically receives the grant of an option to purchase 4,000 shares of Common Stock immediately following each annual meeting of the Company's shareholders. The exercise price for the options is the fair market value of the Common Stock on the date of grant. Each option vests one year after it is granted and expires 10 years from the date of grant or, if earlier, 12 months after the director's termination of service with the Company, the director's death or the director's total disability. In the event of certain acquisitions of the Company or upon liquidation of the Company, each outstanding option will accelerate in full immediately prior to the event and will terminate upon the occurrence of the event.

Information on Committees of the Board of Directors and Meetings

  The Company's Board of Directors has established a Compensation Committee and an Audit Committee.

  The Compensation Committee establishes salaries, incentives and other forms of compensation for directors, officers and other key employees of the Company, administers the Restated 1989 Stock Option Plan and recommends policies relating to benefit plans. The Compensation Committee consists of William L. True, Robert L. Lovely and Robert F. Gilb. The Compensation Committee held 9 meetings in 1998.

  The Audit Committee reviews the Company's accounting practices, internal accounting controls and financial results and oversees the engagement of the Company's independent auditors. The Audit Committee consists of William L. True, James S. Campbell and Robert F. Gilb. The Audit Committee held one meeting in 1998.

  During 1998, there were 10 meetings of the Board of Directors. Each board member attended at least 75% of the meetings of the Board and of each Committee of which he was a member.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth as of March 5, 1998 information regarding the beneficial ownership of the Common Stock by (i) each person known by the Company to beneficially own more than 5% of the Common Stock, (ii) each director and director nominee of the Company, (iii) each of the Company's executive officers for whom compensation is reported in this Proxy Statement, and (iv) all directors and executive officers of the Company as a group. Except as otherwise noted, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

                                                        SHARES BENEFICIALLY OWNED
                                                        -------------------------
NAME OF BENEFICIAL OWNER                                  NUMBER         PERCENT
------------------------                                ----------      ---------
Gull Industries, Inc.(1)..........................       1,187,145         9.1%
 3404 4th Avenue South
 Seattle, WA 98124
William L. True(1)................................       1,206,645         9.2%
 3404 4th Avenue South
 Seattle, WA 98124
Kopp Investment Advisors, Inc.(2).................       1,334,500        10.2%
 7701 France Avenue South, Suite 500
 Edina, MN 55435
Pilgrim Baxter & Associates, LTD (3)..............       1,229,900         9.4%
 825 Duportail Rail
 Wayne, PA 19087
Nicholas-Applegate Capital Management (4).........         760,800         5.8%
 600 West Broadway, 29th Floor
 San Diego, CA 92101
Richard J. LaPorte(5).............................         576,990         4.4%
Roger A. Fukai(6).................................         172,309         1.3%
Bradley H. Feder (7)..............................         126,225           *
Robert Lovely(8)..................................          59,500           *
Timothy A. Wudi(9)................................          47,216           *
Max V. Anhoury (10)...............................          30,000           *
James S. Campbell(11).............................          12,000           *
Robert F. Gilb (12)...............................          10,000           *
All directors and current executive officers as a
 group (13 persons) (13)..........................       2,334,407        17.8%

--------
  *  Less than 1%

 (1) Includes 1,187,145 shares owned by Gull. Mr. True is Chairman of the Board of Gull, and shares voting power and the ability to control the dispositions of such shares. In addition to these shares, Mr. True is the beneficial owner of 19,500 shares issuable upon exercise of stock options that are currently exercisable or that are exercisable within 60 days.

 (2) Based on Schedule 13G dated February 6, 1999, Kopp Investment Advisors, Inc. beneficially owns 1,334,500 shares, and voting and dispositive power as to those shares is shared with Kopp Holding Company and LeRoy C. Kopp.

 (3) Based on Schedule 13G dated January 19, 1999, Pilgrim Baxter & Associates, LTD beneficially owns 1,229,900 shares, and voting and dispositive power as to those shares is shared with certain of it's affiliates.

 (4) Based on Schedule 13G dated February 12, 1999, Nicholas-Applegate Capital Management beneficially owns 760,800 shares.

 (5) Includes 501,900 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days.

 (6) Includes 126,758 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days.

 (7) Includes 38,208 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days.

 (8) Includes 32,500 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days.

 (9) Includes 39,216 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days.

(10) Consists of 30,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days.

(11) Includes 4,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days.

(12) Consists of 10,000 shares issuable upon exercise of stock options that are currently exerciseable or will become exercisable within 60 days.

(13) Includes 876,104 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days.

                              EXECUTIVE OFFICERS

  The executive officers of the Company and their ages as of March 5, 1999 are as follows:

                                                                        Officer
        Name                 Age                Position                 Since
        ----                 ---                --------                -------
Richard J. LaPorte..........  53 Chairman of the Board, President and    1990
                                 Chief Executive Officer
Greg R. Blanpied............  51 Executive Vice President & Chief        1991
                                 Technology Officer
Roger A. Fukai..............  46 Executive Vice President of Finance &   1991
                                 Administration and Chief Financial
                                 Officer
Max V. Anhoury..............  34 President, CommercePath Product Group   1997
Bradley H. Feder............  33 President, RightFax Products Group      1997
Randall J. Ottinger.........  41 President, Computer Telephony Software  1997
                                 Products Group
Michael (Corey) Freebairn...  35 Senior Vice President of International  1996
Joseph A. Staples...........  39 Senior Vice President of Worldwide      1996
                                 Marketing
Timothy A. Wudi.............  49 Senior Vice President of North          1996
                                 American Dealer Sales

  For Mr. LaPorte's biographical summary, see "Election of Directors."

  Mr. Blanpied is an Executive Vice President and Chief Technical Officer and a member of the "Office of the President." Mr. Blanpied is responsible for the oversight of all engineering projects in the corporation and for setting long range technical direction. In addition, he has joint responsibility for the identification and evaluation of strategic partners and acquisition candidates. Mr. Blanpied has over 28 years of experience in systems engineering. Prior to coming to AVT in 1991, he was Vice President of R & D at Votan, a voice recognition company, Vice President of Development and Operations for Compufact, a division of CSC, the

Managing Partner in Trillium, a software engineering consulting company; and Vice President of Technology Planning & Development and Vice President of Systems Programming for Xerox Computer Services, where he served for 14 years.

  Mr. Fukai is Chief Financial Officer and Executive Vice President of Finance and Administration and a member of the "Office of the President." He is responsible for the accounting and treasury functions, MIS, Human Resources, and other administrative functions throughout the Company. Prior to joining AVT in 1988, Mr. Fukai was Controller at Advanced Technology Laboratories
(ATL), a manufacturer of diagnostic medical imaging equipment. He is a CPA and holds a B.A. in Business Administration from Washington State University.

  Mr. Feder is President of RightFax, Software Group, which was acquired by AVT in 1996. As co-founder of RightFAX, Mr. Feder has played an instrumental role in establishing the division's overall direction. Prior to founding RightFax, Mr. Feder served as a LAN administrator for Pima County, in Southern Arizona from 1986 to 1987, where his responsibilities included overseeing general Novell network administration, the Community Action Agency (CAA) and the Job Training Placement Act databases. Mr. Feder holds a Bachelor of Science degree in business and public administration, with a major in management information systems, from the University of Arizona.

  Mr. Anhoury is the President of CommercePath Software Group, an AVT company, located in Portland Oregon. Mr. Anhoury oversees CommercePath's business operations. Prior to his current position, Anhoury served as CommercePath Vice President of worldwide Sales and Marketing programs. Prior to joining CommercePath, Anhoury held positions in large account sales and management with BusinessLand. He holds a B.S. degree in Mathematical Sciences from Oregon State University.

  Mr. Ottinger joined AVT in June 1998 as President of the CTI Sofware Group ("CTG"). Prior to joining AVT, Mr. Ottinger was Senior Vice President of Marketing and Business Development for Richter Systems, Inc. from 1997 to 1998. Prior to that, he served as President and Senior Vice President of Sales and Marketing of Globaltel Resources, Inc., from 1995 to 1997, a company selling private voice and data network services to large corporations. Mr. Ottinger has also held key executive management positions at Egghead.com, Inc. and the Claircom business unit of McCaw/AT&T wireless. He earned a BA in Industrial Psychology from Cornell University and an MBA from Harvard Graduate School of Business.

  Mr. Freebairn joined AVT in March 1996 and serves as CTG's Senior Vice President International. Prior to joining AVT, Mr. Freebairn was Director of Worldwide Sales for Canopy Technologies, Inc. from 1994 to 1996 and prior to that he was Regional Director of International for WordPerfect Corporation, a division of Novell, Inc. from 1988 to 1994. Mr. Freebairn has amassed over nine years of experience in international high technology markets, including work in sales, strategic planning, overseas operations, business management, and marketing. He holds a BA in English from Brigham Young University and an MBA from the University of Phoenix.

  Mr. Staples serves as CTG's Senior Vice President of Worldwide Marketing. In addition to his responsibilities within the CTG Group, Mr. Staples also oversees general AVT corporate marketing and public relations. Prior to joining AVT in February 1996, Mr. Staples was Vice President of Marketing at Callware Technologies, Inc. from 1994 to 1996. Prior to that, he was Senior Product Marketing Manager for Novell, Inc. Mr. Staples holds a B.A. degree in business administration from the University of Phoenix.

  Mr. Wudi serves as CTG's Senior Vice President of North American Sales. Mr. Wudi joined the Company in 1991 as Business Development Manager, and served as Vice President, U.S. Dealer Sales from 1993 until his appointment to his current position in January 1996. Prior to that, Mr. Wudi was employed from 1990 to 1991 at VMX, a subsidiary of Octel Communications Corporation, as National Account Manager. Mr. Wudi is a CPA. and holds a B.S. degree in business administration, accounting and marketing from Central Michigan University.

                            EXECUTIVE COMPENSATION

Compensation Summary

  The following table sets forth certain compensation information as to the Company's Chief Executive Officer, and each of the four other most highly compensated executive officers for services rendered in all capacities for the Company during the fiscal years ended December 31, 1998, 1997 and 1996 (the "Named Executive Officers").

                          Summary Compensation Table

                                                                        Long Term
                                                                       Compensation
                                        Annual Compensation               Awards
                              ---------------------------------------- ------------
                                                                        Securities   All Other
   Name and Principal                                  Other Annual     Underlying  Compensation
        Position         Year Salary($) Bonus($)(1) Compensation($)(2)  Options(#)     ($)(3)
   ------------------    ---- --------- ----------- ------------------ ------------ ------------
Richard J. LaPorte...... 1998 $257,500   $109,014             --             --        $3,000
 President & Chief       1997  227,240    110,484             --             --         2,850
 Executive Officer       1996  210,025     90,714             --             --         2,747

Bradley H. Feder........ 1998 $156,250   $ 20,609        $164,261         15,600       $3,000
 President, RightFax     1997  130,000     18,800          12,500            --         2,850
 Software Group          1996  130,000     18,335          56,224        200,000        2,850

Max V. Anhoury.......... 1998 $130,000   $ 20,609        $175,540            --        $3,000
 President, CommercePath 1997  105,667     52,439             --         120,000          --
 Software Group          1996      --         --              --             --           --

Timothy A. Wudi......... 1998 $115,750   $ 53,670        $ 32,255          7,800       $3,000
 Senior Vice President   1997  110,167     13,838          40,830         10,000        2,850
 of North American       1996   88,916        --           45,438         25,000        2,850
 Dealer Sales--CTG

Roger A. Fukai.......... 1998 $144,333   $ 54,855             --          13,800       $3,000
 Executive Vice          1997  137,000     39,506             --             --         2,850
 President of Finance    1996  102,500     26,752             --          50,000        2,850
 and Administration
 & Chief Financial
 Officer

--------
(1) Represents bonuses paid pursuant to the Company's Management Incentive Compensation Plan described in the Compensation Committee Report below.
(2) Consists of sales commissions.
(3) Consists of matching contributions to the Company's 401 (k) plan.

Option Grants in 1998

  The following table provides information on grants of stock options in 1998 to the Named Executive Officers.






                                                                              Potential
                                                                          Realizable Value
                                        Individual Grants)                at Assumed Annual
                         ------------------------------------------------  Rates of Stock
                           Number of     Percent of                             Price
                          Securities   Total Options                      Appreciation for
                          Underlying     Granted to   Exercise            Option Term($)(3)
                            Options     Employees in  or Base  Expiration -----------------
Name                     Granted(#)(1) Fiscal Year(2) Price($)    Date       5%      10%
----                     ------------- -------------- -------- ---------- -------- --------
Richard J. LaPorte......       --            --           --         --        --       --
Bradley H. Feder........    15,600          1.88%      $15.24  1/20/2008  $149,516 $378,902
Max V. Anhoury..........       --            --           --         --        --       --
Timothy A. Wudi.........     7,800          0.94%      $18.25  4/20/2008  $ 89,523 $226,869
Roger A. Fukai..........    13,800          1.66%      $15.24  1/20/2008  $132,264 $335,183

                         Stock Options Grants in 1998
--------
(1) The options vest on a three year schedule, with 32.8% of the options becoming exercisable one year after the grant date and an additional 2.8% becoming exercisable each month thereafter until the options are fully vested three years after the grant date. The exercise price of the options is the fair market value of the Company's stock on the grant date.
(2) The Company granted 852,978 stock options to employees and officers in 1998.
(3) Assumes all options are exercised at the end of their respective ten-year terms. Stock price appreciation based on growth rates assumed for each option individually.

Option Exercises and Year-End Values

  The following table sets forth certain information regarding option exercises in 1998 and options held as of December 31, 1998 by each of the Named Executive Officers.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                    Values

                                                      Number of Securities
                                                     Underlying Unexercised     Value of Unexercised
                                                         Options Held at      In-the-Money Options  at
                                           Value      December 31, 1997(#)     December 31, 1997($)(1)
                         Shares Acquired  Realized  ------------------------- -------------------------
Name                     on Exercise (#)    ($)     Exercisable Unexercisable Exercisable Unexercisable
----                     --------------- ---------- ----------- ------------- ----------- -------------
Richard J. LaPorte......     251,426     $3,564,779   691,990         --      $16,356,125         --
Bradley H. Feder........      40,000     $  900,000    26,668      67,578     $   589,896  $1,487,201
Max V. Anhoury..........         --             --     30,000      90,000     $   448,500  $1,345,500
Timothy A. Wudi.........      86,500     $1,321,172    41,418      17,880     $   961,086  $  312,700
Roger A. Fukai..........     190,526     $2,307,024   109,874      82,428     $ 2,433,706  $1,742,253

--------
(1) Calculated based on the difference between the option exercise price and the fair market value of the Common Stock on December 31, 1998.

Compensation Committee Report on Executive Compensation

  The Compensation Committee (the "Committee") consists of Robert L. Lovely, William L. True and Robert F. Gilb, each of whom is a nonemployee director of the Company. The Committee is responsible for establishing and administering compensation policies and programs for executive officers of the Company. This report reflects the Company's compensation philosophy as endorsed by the Committee.

  The Company's executive compensation program has been designed to ensure that compensation provided to executive officers is closely aligned with the Company's business objectives and financial performance, and to enable the Company to attract and retain those officers who contribute to the Company's long-term success.

  Executive compensation generally consists of three components: base salary, annual cash bonus, and long-term incentive awards. The Committee establishes each executive's compensation package by considering: (i) the salaries of executive officers in similar positions in companies in the same industry as the Company and in related industries; (ii) the experience and contribution levels of the individual executive officer; and (iii) the Company's financial performance. The Committee also relies on the recommendations of the Chief Executive Officer in matters related to the individual performance of the other executive officers, because the Committee believes that the Chief Executive Officer is the most qualified to make this assessment.

 Executive Officer Compensation

  The Chief Executive Officer annually recommends executive officer compensation programs to the Committee after the Board of Directors has approved the annual operating plan. Individual base salaries are based on historical practice, subjective evaluation of individual performance levels and contributions to Company business objectives, as well as comparisons to the salaries of executive officers in similar positions in companies in the same industry as the Company and in related industries as determined from surveys obtained from various sources. In general, base salaries paid to the Company's executive officers are near the median for comparable positions in the surveyed companies. The Committee does not assign relative weights to the factors it considers in establishing base salaries. The companies in the surveys reviewed may include some, but not all, of the companies that comprise the Hambrecht & Quist Communications Sector Index shown in the performance graph following this report.

  Annual cash bonuses for executive officers (other than those who receive commissions) are awarded under the Company's Management Incentive Compensation Plan (which also includes other key employees), and are based on the Company's annual financial and individual performance goals, as approved in the annual operating plan. The target total incentive award is established as a percentage of each executive officer's annual base salary. The largest portion of this potential award relates to achievement of the Company's operating income goals. If the Company's operating income is less than 70% of the goal, no profit-oriented incentive award is paid. If the 70% threshold is satisfied, each individual's profit-oriented incentive award is calculated by dividing actual operating income achieved by the approved goal and multiplying the result by such individual's target. In 1998, the Company achieved 94% of its operating income goal. Total executive officer cash bonuses in 1998 (including individual performance awards and commissions) averaged 42% of base salary in 1998.

  The Committee also grants stock options to executive officers to provide long-term incentives that are aligned with the creation of increased shareholder value over time. Options typically are granted at fair market value at the date of grant. In 1998 the Committee granted options to purchase 351,000 shares to executive officers at an exercise price equal to fair market value on the date of grant. As discussed below, no options were granted to the Company's Chief Executive Officer or to certain other executives in 1998 because grants with performance vesting provisions were made to these individuals in 1995 and were intended to be the only grants to these individuals for approximately 3 years.

  In 1995, the Committee granted options to purchase 480,000 shares to Mr. LaPorte and options to purchase an aggregate of 190,000 shares to the other current named executive officers. In 1996 the Committee amended the vesting provisions of these options because it determined that the vesting provisions were not competitive in the current marketplace and, therefore, the options were not achieving the objective of motivating and retaining the Company's key employees. On October 13, 1997 the Committee determined that the stock price performance requirement under the amended vesting schedule had been substantially met and, accordingly, 50% of these options vested. The remaining 50% of these options vested on August 4, 1998 when the Committee determined that the stock price performance goal for 1998 had been met.

 Compensation of the Chief Executive Officer

  Mr. LaPorte's compensation program follows the same general philosophy and framework as other executive officers, consisting of base salary, annual cash bonuses and long-term incentive awards. The Committee believes that Mr. LaPorte's total compensation package is near the median for chief executive officers of other companies in the Company's industry and in related industries. Like all key employees of the Company, Mr. LaPorte participates in the Management Incentive Compensation Plan. For 1998, the largest portion of his annual cash bonus related to the Company's achievement of 94% of operating income target as described above. Mr. LaPorte's total annual cash bonus for 1998 represented 42% of his base salary.

  Section 162(m) of the Internal Revenue Code of 1986, as amended, includes potential limitations on the deductibility for federal income tax purposes of compensation in excess of $1 million paid or accrued with respect to any of the Company's five highest-paid executives. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Committee does not anticipate there will be any such nondeductible compensation in the foreseeable future.

                                          Compensation Committee

                                          Robert F. Gilb
                                          Robert L. Lovely
                                          William L. True

Performance Graph

  The following graph compares the cumulative total return to holders of the Company's Common Stock with the cumulative total return of the Nasdaq US Stock Market and the Hambrecht & Quist Communications Sector Index for the period beginning December 8, 1994, the first day of trading of the Common Stock, and ending December 31, 1998, the end of the Company's last fiscal year.

                  Comparison of Cumulative Total Return Among
                                AVT Corporation
                          Nasdaq US Stock Market and
                 Hambrecht & Quist Communications Sector Index

                       [PERFORMANCE GRAPH APPEARS HERE]

                                                             H&Q
                              AVT        Nasdaq Stock   Communications
            Dates         Corporation     Market-U.S.       Sector
            12/8/94         100.00         100.00           100.00
            12/31/94        128.85         104.56           118.52
            12/31/95        105.77         147.88           188.87
            12/31/96         94.23         181.85           216.69
            12/31/97        217.31         223.10           205.15
            12/31/98        446.15         313.63           302.88

  Assumes $100 invested in each of AVT Corporation Common Stock, the Nasdaq US Stock Market and the Hambrecht & Quist Communications Sector Index, with all dividends reinvested. The stock price shown above for the Common Stock is historical and not necessarily indicative of future price performance.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than 10% shareholders are required by Commission regulation to furnish the Company with copies of all
Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no forms were required for those persons, the Company believes that during the 1998 fiscal year all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with by such persons, except that Mr. True filed a late Form 4 for a transaction that occurred in February 1998 and Mr. Wudi filed late Forms 4 for transactions that occurred in May 1998, June 1998, July 1998 and August 1998. In addition, the Company inadvertently failed in previous proxy statements to disclose the following late filings that occurred in earlier periods: a late Form 4 filed by Mr. Blanpied for a transaction that occurred in February 1997, a late Form 4 filed by Mr. LaPorte for a transaction that occurred in February 1997, and late Forms 4 filed by Mr. Wudi in December 1996 and June 1997.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Richard J. LaPorte, Chairman of the Board, President and Chief Executive Officer of the Company, is party to an Employment Agreement (the "Employment Agreement") with the Company dated May 1, 1993. The Employment Agreement provided for an initial option grant to Mr. LaPorte and established Mr. LaPortes initial base salary, which has subsequently been increased by the Compensation Committee based upon Company and individual performance, and provided for an annual bonus based on the achievement of personal and financial objectives agreed upon by the Compensation Committee and Mr. LaPorte. Under the Employment Agreement, Mr. LaPorte is entitled to a bonus of at least 50% of his base salary if all specific objectives are met. Mr. LaPorte is also entitled to be reimbursed by the Company for reasonable expenses incurred in performing his duties under the Employment Agreement, and to participate in such benefit plans as are generally available to the Company's executive officers. Mr. LaPorte is also entitled, in the event that he is terminated without cause, to his annual base salary and bonus pro rated through the termination date, in addition to a severance package consisting of his annual base salary and benefits for a period of 12 months from the termination date (or until he commences other full-time employment). The Employment Agreement is automatically extended on each January 1 for consecutive one-year terms if neither the Company nor Mr. LaPorte notifies the other party to the contrary by October 1 of the prior year.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has selected Arthur Andersen LLP, independent public accountants, to act as independent auditor of the Company for the fiscal year ending December 31, 1999. Arthur Andersen LLP has been the Company's auditor since November 1990.

  A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement, if the representative so desires, and is expected to be available to respond to appropriate questions from shareholders.

                                OTHER BUSINESS

  The Board of Directors does not intend to present any business at the Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that any others intend to present business at the meeting. If, however, other matters requiring the vote of the shareholders properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the accompanying form of Proxy intend to exercise their discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

                             SHAREHOLDER PROPOSALS

  Shareholder proposals intended for inclusion in the proxy materials for the Company's year 2000 Annual Meeting of Shareholders must be received by the Company not later than December 8, 1999.

         Such proposals should be directed to the Corporate Secretary, AVT Corporation 11410 N.E. 122nd Way, Kirkland, Washington 98034.

                    ANNUAL REPORT AND FINANCIAL STATEMENTS

  A copy of the Company's 1998 Annual Report to Shareholders, which includes the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, accompanies this Proxy Statement.

                                          By Order of the Board of Directors

                                          /s/ Roger A. Fukai

                                          Roger A. Fukai
                                          Senior Vice President of Finance and
                                          Administration, Chief Financial
                                          Officer and Secretary

Kirkland, Washington
April 7, 1999

                                AVT Corporation

   PROXY FOR THE 1999 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 11, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoint(s) Richard J. LaPorte and Roger A. Fukai, and each of them, as Proxies with full power of substitution and hereby authorizes them to represent and to vote as designated below all shares of Common Stock AVT Corporation held of record by the undersigned on March 12, 1999 at the 1999 Annual Meeting of Shareholders to be held at the Hyatt Regency Bellevue, 900 Bellevue Way NE, Bellevue, Washington, at 11:00 a.m. on Tuesday, May 11, 1999, with authority to vote upon the following matter and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

     In their discretion, the Proxies are authorized to vote upon such other business as may properly be brought before the meeting or any adjournment or postponement thereof, This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1.

     The undersigned acknowledges receipt from the Company prior to the execution of this Proxy of a Notice of Annual Meeting of Shareholders and a Proxy Statement dated April 12, 1998.

               IMPORTANT--Please Date and Sign on the Other Side

--------------------------------------------------------------------------------
                            .FOLD AND DETACH HERE.

Please mark your votes as indicated  [X]


                                               WITHHOLD           WITHHOLD
                                               AUTHORITY          AUTHORITY
                              FOR all         to vote for        to vote for
                              nominees        all nominees      the following:
1.   ELECTION OF DIRECTORS      [ ]                [ ]               [ ]

     Election of the following two nominees to serve as directors for three-year term or until their successors are elected and qualified:

          Richard J. LaPorte                      Robert L. Lovely

     ______________________________________________________________________
              (write the name(s) of the nominee(s) in this space)

     Unless otherwise directed, all votes will be appointed equally among those persons for whom authority is given to vote.


                 YOUR VOTE IS IMPORTANT. PROMPT RETURN OF THIS
                   PROXY CARD WILL HELD SAVE THE EXPENSE OF
                        ADDITIONAL SOLICIATION EFFORTS


     I plan to attend the Annual Meeting  [ ]


Please sign below exactly as your name appears on your stock certificate. When shares are held jointly, each person must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.


Dated:______________________________________, 1999

__________________________________________________
                     Signature

__________________________________________________
            Signature if held jointly


--------------------------------------------------------------------------------
                            .FOLD AND DETACH HERE.